Execution Copy

AMENDED AND RESTATED

INVESTORS AGREEMENT

INVESTORS AGREEMENT (as amended and restated, the “Amended and Restated Investors Agreement”) dated as of June 5, 2007, by and among MassMutual Capital Partners LLC, a Delaware limited liability company (“MM”), Benton Street Partners I, L.P., a Cayman Island limited partnership (“Fund I”), Benton Street Partners II, L.P., a Delaware limited partnership (“Fund II”), and Benton Street Partners III, L.P. (“Fund III”, and together with Fund I and Fund II, the “Funds”, as successors in interest to MM) and SRGL Acquisition, LDC, a Cayman Island limited duration company (“Cerberus”).

RECITALS:

WHEREAS, on November 26, 2006, the Company, MM and SRGL Acquisition, LLC (“SRGL LLC”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell shares of convertible cumulative participating preferred shares of the Company, par value $.01 per share and liquidation preference of $600 per share (the “Convertible Shares”);

WHEREAS, on November 26, 2006, MMCP and SRGL LLC, Massachusetts Mutual Life Insurance Company and Cerberus Capital Management, L.P. entered into an Interim Investors Agreement (“Interim Investors Agreement”) pursuant to which such parties agreed to enter into this Agreement;

WHEREAS, on January 4, 2007, SRGL LLC assigned its rights and obligations under the Purchase Agreement and Interim Investors Agreement to Cerberus;

WHEREAS, on May 7, 2007, MM and Cerberus entered into an Investors Agreement that, among other things, contemplated MM’s intent within thirty days of the date thereof, to Transfer the Convertible Shares being purchased by it under the Purchase Agreement to the Funds, such Funds being certain Affiliated Investment Funds of MM;

WHEREAS, MM desires to Transfer a portion of its Convertible Shares to each of the Funds and, such Funds having executed and delivered an Instrument of Accession in accordance with Section 2.02 hereof, such Funds have become Stockholders under this Agreement and Investors under the Registration Rights and Shareholders Agreement; and

WHEREAS, the parties desire to enter into this Amended and Restated Investors Agreement for the purpose of amending and restating the Investors Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

Section 1.01.     Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Adjusted Cerberus Designee Number” means the number of Board designees that is equal to the Cerberus Adjusted Voting Power Ratio multiplied by the total number of directors the Investors (as such term is defined in the Registration Rights and Shareholders Agreement) are entitled to designate pursuant to the Registration Rights and Shareholders Agreement rounded to the nearest whole number.

“Adjusted MM Designee Number” means the number of Board designees that is equal to the MM Adjusted Voting Power Ratio multiplied by the total number of directors the Investors (as such term is defined in the Registration Rights and Shareholders Agreement) are entitled to designate pursuant to the Registration Rights and Shareholders Agreement rounded to the nearest whole number. It is understood that the Adjusted MM Designee Number shall be allocated between Fund I and Fund II only; Fund III shall not be entitled to appoint any Board designees.

“Adverse Claim” has the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person.

“Affiliated Investment Fund” means an investment limited partnership or other similar investment entity that is managed and controlled by an Affiliate of MM or Cerberus. It is understood that each of the Funds is an Affiliated Investment Fund.

“Agreement” means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a day on which commercial banks in New York, New York are authorized or required by law to close.

“Cerberus Adjusted Voting Power Ratio” means the quotient expressed as a percentage obtained by dividing (i) the Convertible Shares Voting Power held by the Cerberus Stockholders, as the same may be adjusted in accordance with the definition of Convertible Shares Voting Power, by (ii) the aggregate Convertible Shares Voting Power held by the MM Stockholders and the Cerberus Stockholders.

“Cerberus Stockholder” means Cerberus and any of its Permitted Transferees.

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“Certificate of Designations” means the Certificate of Designations of 1,000,000 Shares of 7.25% Convertible Cumulative Participating Preferred Shares of Scottish Re Group Limited, dated as of May 7, 2007, as may be amended from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Company” means Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands.

“Company Capital Stock” means all Convertible Shares and Ordinary Shares.

“Company Charter” means the Articles of Association of the Company, as amended from time to time.

“Company Equity Securities” means all shares of Company Capital Stock now or hereafter issued and all Options or Convertible Securities now or hereafter issued.

“Company Stock Plans” means all stock option plans, restricted stock purchase plans and other stock-based plans and agreements approved by the Board.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or participate in the direction of the management and policies of a Person, whether through ownership of voting securities, as a director, general partner or managing member, by contract or otherwise.

“Conversion Shares” means the shares of Ordinary Shares issued or issuable upon conversion of the outstanding shares of Convertible Shares.

“Convertible Securities” means any securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

“Convertible Shares Voting Power” means the number of votes to which the holders of the outstanding shares of Convertible Shares, including for such purposes, any Conversion Shares issued upon conversion of outstanding shares of Convertible Shares, are entitled pursuant to the Company Charter. It is understood that any Shares held by a MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor shall be included in the calculation of the Convertible Shares Voting Power held by MM (and not of Cerberus). Notwithstanding the previous sentence, the following qualifications shall apply in calculating the Convertible Shares Voting Power: (1) If any MM Stockholders Transfer Shares (other than to Designated Affiliates) that would cause the MM Adjusted Voting Power Ratio to be less than 33-1/3% (excluding the Shares held by a MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor) then the Shares held by a MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor shall be thereafter excluded from the calculation of the Convertible Shares Voting Power of MM (and included in the calculation of the Convertible Shares Voting Power of Cerberus) for so long as the MM Adjusted Voting Power Ratio remains less than 33-1/3%. (2) If any MM

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Stockholders acquire additional Shares that would cause the MM Adjusted Voting Power Ratio to be greater than 66-2/3% (only after adding the Shares held by a MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor), then the Shares held by such MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor shall thereafter be (x) excluded from the Convertible Shares Voting Power of MM for so long as such Shares cause the MM Adjusted Voting Power Ratio to exceed 66-2/3% and (y) included in the calculation of the Convertible Shares Voting Power of Cerberus to the extent such Shares do not cause the Cerberus Adjusted Voting Power Ratio to exceed 66-2/3%. (3) If any Shares are Transferred from an MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor in connection with an exit by Cerberus from such MM Affiliated Investment Fund, such Transfer will not be deemed to reduce the Convertible Shares Voting Power of MM for purposes of calculating the MM Adjusted Voting Power Ratio, unless any MM Stockholders shall have previously Transferred Shares (other than to Designated Affiliates) that would cause the MM Adjusted Voting Power Ratio to be less than 33-1/3% (excluding the Shares held by a MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor).

“Designated Affiliate” means (i) any Affiliate of MM or Cerberus, as applicable (other than any portfolio company of any Affiliated Investment Fund), (ii) any Affiliated Investment Fund of MM or Cerberus and (iii) any partners, members or shareholders of an Affiliated Investment Fund of MM or Cerberus or other Persons that have written contractual rights to make co-investments with respect to investments made by such Affiliated Investment Fund, provided that any of such partners, members, shareholders or Persons shall not retain any voting or dispositive control or power over any Shares transferred to such entity by MM or Cerberus, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Fair Market Value” of the Shares shall mean, on any day, with respect to Shares which are (a) listed on a United States securities exchange, the average of the last sales price of such stock for the twenty Business Day period prior to such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including the NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair value thereof (as of a date which is not more than 20 days prior to the date as of which the determination is to be made) determined in good faith by the Transferring Stockholder and the Other Stockholders exercising their rights pursuant to Section 2.03, which determination shall be conclusive and binding on the parties. Fair Market Value, as determined pursuant to clause (c), shall be based upon all considerations that such parties determine to be relevant, including the results of operations of the Company and any previous internal or third-party appraisals of the fair market value of the Shares.

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“Fully Diluted Basis” means the number of shares of Ordinary Shares outstanding or held by one or more Persons, including for such purposes any Conversion Shares.

“Independent Director” means members of the Board that are not Affiliates of the Stockholders or the Company.

“Instrument of Accession” means a writing substantially in the form of Exhibit A hereto and whereby a transferee of Company Equity Securities made in accordance with Sections 2.02 (i), (ii) or (iii) becomes a party to, and agrees to be bound (to the same extent as its transferor) by, the terms of this Agreement as a “Stockholder” hereunder.

“Investors” shall have the meaning defined in the Registration Rights and Shareholders Agreement. Each of the Funds shall be an Investor.

“Involuntary Transfer” shall mean any Transfer, proceeding or action by or in which a Stockholder shall be deprived or divested of any right, title or interest in or to any of the Shares otherwise than by a voluntary decision on the part of such Stockholder, including any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and any Transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action from which there is no further right of appeal; provided, however, that the term “Involuntary Transfer” shall not include any Transfer upon the death of a Stockholder who is a natural person to his or her executors, testamentary trustees, legatees, beneficiaries or legal representatives, or upon the incapacity of a Stockholder who is a natural person, to his or her conservators or guardians.

“LP Distribution” means a distribution of unrestricted freely tradeable Shares by MM or Cerberus to its partners, members, managers or shareholders in accordance with Cerberus’s or MM’s governing documents, as applicable.

“MM Adjusted Voting Power Ratio” means the quotient expressed as a percentage obtained by dividing (i) the Convertible Shares Voting Power held by the MM Stockholders, as the same may be adjusted in accordance with the definition of Convertible Shares Voting Power, by (ii) the aggregate Convertible Shares Voting Power held by the MM Stockholders and the Cerberus Stockholders.

“MM Stockholders” means MM and any of its Permitted Transferees including without limitation the Funds.

“Offer Price” shall mean, with respect to a proposed Transfer of Shares pursuant to Section 2.03, the proposed purchase price per Share to be paid by a prospective transferee; provided, however, that in the case of an Involuntary Transfer the Offer Price of the Shares to be Transferred shall be the Fair Market Value of such Shares as of the date such Involuntary Transfer is effective. Notwithstanding anything herein to the contrary, with respect to any Transfer of Shares that is proposed to be pursuant to an Unregistered Public Offering, the Offer

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Price shall be the Fair Market Value of such Shares at the time of such Unregistered Public Offering.

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Ordinary Shares” means the ordinary shares of the Company, par value $.01 per share.

“Permitted Transferee” means any Person to whom Shares are Transferred in accordance with Sections 2.02 (i), (ii) or (iii).

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Proportionate Percentage” means, with respect to any specified Stockholder or Stockholders as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of Shares owned by such Stockholder or Stockholders as of such date on a Fully Diluted Basis, which solely with respect to Cerberus shall include any Shares held by a MM Affiliated Investment Fund in which Cerberus or a Designated Affiliate thereof is an investor, by (ii) the total number of Shares held by all Stockholders outstanding as of such date on a Fully Diluted Basis.

“Public Offering” means the sale of shares of Shares to the public pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any similar or successor form) filed under the Securities Act.

“Registration Rights and Shareholders Agreement” means the Registration Rights and Shareholders Agreement, dated as of May 7, 2007, among the Company, MM, Cerberus and the other stockholders party thereto.

“Related Group” means, with respect to any Rule 144 measurement period, all holders of Shares whose sales of Shares are required to be aggregated with sales by other holders of Shares for purposes of clauses (e)(1) or (2) of Rule 144.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor Rule).

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Shares” means all Convertible Shares, all Conversion Shares and any other securities issued in respect of the Convertible Shares or the Ordinary Shares issued upon conversion of the Convertible Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event involving the Company.

“Stockholders” means MM, Cerberus, the Funds, and any Permitted Transferees

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that enter into an Instrument of Accession.

“Transfer” means a transfer, sale, assignment, distribution, pledge, hypothecation or other disposition (including by operation of law), whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of a restriction on disposition or voting.

“Unregistered Public Transfer” means any Transfer of Shares pursuant to (i) the provisions of Rule 144, (ii) a block trade to a financial institution or (iii) an LP Distribution.

Section 1.02.     Construction. (a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless the context otherwise requires: (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (v) the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified and (vi) whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

(b)          References herein to any Stockholder, to the extent such Stockholder shall have validly transferred any of its Shares to one or more Permitted Transferees, shall mean such Stockholder and such Permitted Transferees, taken together, and any right or action that may be taken at the election of such Stockholder may be taken at the election of such Stockholder or such Permitted Transferees to the extent such Stockholder has agreed in writing to transfer such rights to any such Permitted Transferee and to the extent such Permitted Transferee has executed and delivered the Instrument of Accession.

ARTICLE II.

TRANSFERS

Section 2.01.     Transfers. No Stockholder may Transfer any Shares other than Transfers made in accordance with this Article II and Article III. Any attempted Transfer of Shares in violation of the provisions of this Agreement shall be null and void ab initio and of no effect. Each Stockholder hereby acknowledges and agrees that the Company shall not be required to (i) Transfer on its books any Shares in connection with any Transfer in violation of any of the provisions set forth in this Agreement, or (ii) treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee of such Shares in such Transfer.

Section 2.02.	Transfers to Permitted Transferees. Any Stockholder may, at any

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time, Transfer any or all of the Shares held by such Stockholder as follows: (i) to any one or more Designated Affiliates of such Stockholder, (ii) Transfers by the MM Stockholders made with the written consent of Cerberus, (iii) Transfers by the Cerberus Stockholders made with the written consent of MM, (iv) Transfers made in a Public Offering in accordance with and pursuant to the Registration Rights and Shareholders Agreement and (v) Transfers made after giving effect to the provisions of Section 2.03, 2.04 and Article III; provided, that in the case of Transfers made pursuant to Section 2.02 (i), (ii) and (iii) hereof, the Person to whom such Shares are Transferred must duly execute and deliver an Instrument of Accession in the form of Exhibit A hereto (such Transfer to be effective only upon the delivery of such Instrument of Accession to the other Stockholders). Notwithstanding the foregoing, neither the Company nor any of its subsidiaries shall be considered to be Permitted Transferees.

Section 2.03.	Right of First Refusal.

(a)          No Stockholder (a “Transferring Stockholder”) may Transfer Shares (other than Transfers to Permitted Transferees as described in Section 2.02 to any Person without first providing the other Stockholders a written notice (the “ROFR Offer Notice”), which in the case of a proposed Transfer by a MM Stockholder shall be delivered to the Cerberus Stockholders, and in the case of a proposed Transfer by a Cerberus Stockholder, shall be delivered to the MM Stockholders, at least 20 days prior to such proposed Transfer, provided, however for purposes of this Section 2.03, in connection with a proposed Transfer at the direction of Cerberus by Fund III, Fund III shall provide the ROFR Offer Notice related to such Transfer to MM. The ROFR Offer Notice shall include, to the extent applicable, taking into account whether such Transfer is proposed to be consummated in a private or public offering:

(i)           the principal terms of the proposed Transfer, including (u) the names and addresses of the prospective Transferees, (v) a copy of the written bona fide offer, (w) the number and class of the Shares to be Transferred to each such prospective Transferee (the “Offered Shares”), (x) the expected date of the proposed Transfer, (y) the proposed Offer Price and (z) any other material terms of the proposed Transfer; and

(ii)          an irrevocable offer (an “ROFR Option”) to sell any or all such Shares to the MM Stockholders or the Cerberus Stockholders, as the case may be (as applicable, the “Other Stockholders”), for a purchase price, to be stated therein, which shall be no greater than the proposed Offer Price offered by the prospective Transferees, as specified in the ROFR Offer Notice for such Shares, and otherwise on terms that are the same or better than the terms that would apply to such proposed sale to the proposed Transferees.

(b)          Each Stockholder who exercises its ROFR Option will have the right to purchase all or any portion of its pro-rata portion of the total number of Shares subject to the ROFR. Any ROFR Option may be exercised, in whole or in part, by delivery of written notice of acceptance (the “ROFR Acceptance Notice”) to the offeror within 15 days after delivery of the related ROFR Offer Notice. The ROFR Acceptance Notice shall state that the offeree Stockholder has elected to exercise the ROFR Option, and the number of Shares with respect to which such ROFR Option is being exercised. The closing of any purchase and sale of Shares pursuant to the exercise of any ROFR Option shall take place as soon as reasonably practicable, and in any event not later than 15 days after delivery of the ROFR Acceptance Notice (provided,

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that such time shall be extended as necessary to comply with applicable legal requirements) at such time and location as the parties to such purchase may mutually determine. If any Other Stockholder does not elect to purchase its pro rata portion of the Offered Shares, the Transferring Stockholder shall give prompt written notice to each Other Stockholder who has elected to purchase its pro rata portion of the Offered Shares of the number of Shares remaining, and each such Other Stockholder shall have the right to purchase its pro rata portion of the remaining Offered Shares. The foregoing process shall be repeated until the earlier of (i) no Other Stockholder elects to purchase any additional Offered Shares and (ii) all Offered Shares are allocated among Other Stockholders. If the Other Stockholders do not elect to purchase, in the aggregate, all of the Offered Shares, then subject to Sections 2.04 and 3.01 the Transferring Stockholder may transfer all, but not less than all, of the Offered Shares to the prospective transferee(s) identified in the Offering Notice at a price and on terms and conditions no less favorable to the Transferring Stockholder than those specified in the ROFR Offer Notice for a period of up to 30 days from the expiration of the 15-day period commencing on the date of delivery of the ROFR Offer Notice. Any Shares not transferred within such period again shall be subject to the provisions of this Section 2.03 in connection with any subsequent Transfer. At the closing of any purchase and sale of Shares following the exercise of any ROFR Option, the holder(s) of Shares to be sold will deliver to the offeree Stockholder a certificate or certificates representing the Shares to be purchased duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any Adverse Claim, and with any necessary stock (or equivalent) transfer tax stamps affixed, together with such certifications, representations and warranties as the offeree Stockholder may reasonably request regarding matters such as that: (i) such holder has full right, title and interest in and to such Shares; (ii) such holder has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated; and (iii) there is no Adverse Claim with respect to such Shares, and the offeree Stockholder (or its designee(s), if applicable) will pay to such holder by certified or bank check or wire transfer of immediately available federal funds (at the option of the holder selling the Shares) the purchase price of the Shares being purchased by it. For the purposes of this Section 2.03, “pro rata portion” shall be equal to the quotient obtained by dividing the number of Shares owned by such Stockholder on the date of determination by the number of Shares then owned by Other Stockholders eligible to purchase the Offered Shares.

(c)          Involuntary Transfers. If an Involuntary Transfer of any Shares (the “Involuntarily Transferred Shares”) owned by any of the Stockholders shall occur, the Other Stockholders shall have all of the same rights as specified in this Section 2.03 with respect to such Involuntarily Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Transferring Stockholder, except that (i) the periods referenced in this Section 2.03 shall run from the date of receipt by the Company and the Other Stockholders of notice of the Involuntary Transfer, and (ii) such rights shall be exercised by notice to the transferee of such Involuntarily Transferred Shares (the “Involuntary Transferee”) rather than to the Stockholder who suffered or will suffer the Involuntary Transfer. In the event that the provisions of this clause (b) shall be held to be unenforceable with respect to any particular Involuntary Transfer, or if all of the Involuntarily Transferred Shares are not purchased pursuant to the provisions of this Section 2.03, as a condition to the Transfer of such Shares to the Involuntary Transferee in the records of the Company, the Involuntary Transferee must execute an Instrument of Accession in the form of Exhibit A hereto and thereby become a party to, and be bound by, the terms and provisions of this Agreement.

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(d)          Each certificate representing the Shares that is held by a Stockholder will bear a legend substantially to the following effect with such additions thereto or changes therein as may be necessary to give full effect to this Agreement (the “Investors Agreement Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INVESTORS AGREEMENT, DATED AS OF MAY 7, 2007, AMONG THE ORIGINAL HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTORS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH INVESTORS AGREEMENT.”

The Investors Agreement Legend will be removed by the delivery of substitute certificates without such Investors Agreement Legend in the event of (i) a Transfer permitted by this Agreement in which the Transferee is not required to enter into an Assumption Agreement or (ii) the termination of this Agreement in accordance with Section 7.04.

Section 2.04.	Unregistered Public Transfers.

(a)          Rule 144 Transfers, Block Sales and LP Distributions. If a Stockholder may sell Shares to any Person after the application of and compliance with Section 2.03, such Stockholder shall not Transfer any or all of its Shares pursuant to an Unregistered Public Transfer other than in compliance with this Section 2.04. Shares Transferred pursuant to this Section 2.04 shall conclusively be deemed thereafter not to be Shares under this Agreement.

(i)           Rule 144 Coordination. The Stockholders shall use reasonable best efforts to coordinate Transfers of Shares made pursuant to Rule 144.

(ii)          Notice. Each Stockholder shall provide 5 Business Days prior written notice to the other Stockholders when it plans to Transfer any or all of its Shares pursuant to this Section 2.04.

(iii)         Volume Limit. No Stockholder shall be permitted to effect Transfers pursuant to this Section 2.04 in excess of its pro rata share of all Shares that may be Transferred by Stockholders under Rule 144 during the applicable measurement period (based on the ownership of Shares held by all Stockholders at the start of such measurement period) and assuming for such purposes that all Stockholders are part of the same Related Group whether or not such Stockholders are required by Rule 144 to be so treated. During an applicable measurement period under Rule 144, any Transfers permitted by this Section 2.04 consummated during such applicable measurement period will reduce for purposes of this Agreement, on a Share for Share basis, the number of Shares that such Stockholder is permitted to sell under Rule 144 during such measurement period, whether individually or as part of a Related Group, whether or not such Transfer is required by Rule 144 to be so treated. In the event any Stockholder agrees to forego its pro rata share of the Rule 144 Related Group volume limit by written

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notice to the other Stockholders, the remainder shall be re-allocated pro rata among the other Stockholders in like manner (except that the Shares held by such forfeiting Stockholder at the start of such measurement period shall be excluded from such calculation).

(b)          Period. The provisions of Section 2.04 shall terminate at such time as the Stockholders, in the aggregate, own less than 10% of the then outstanding Ordinary Shares on a Fully Diluted Basis.

Section 2.05.	Securities Law Compliance.

(a)          Each Stockholder agrees that it will not effect any Transfer of Shares unless such Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws.

ARTICLE III.

TAG-ALONG RIGHTS

Section 3.01.     Tag-Along Rights. After giving effect to the application of Section 2.03 and subject to its prior compliance thereto, with respect to any proposed Transfer by any Stockholder (collectively, the “Selling Stockholder”) of Shares held by such Stockholder and its Designated Affiliates to any Person other than (x) to a Designated Affiliate, (y) in a Public Offering made in accordance with and pursuant to the Registration Rights and Shareholders Agreement or (z) in an Unregistered Public Transfer, each Stockholder who exercises its rights under this Section 3.01 (each a “Tagging Stockholder”) will have the right to include the following in the proposed sale to the proposed transferee(s) of Shares (the “Proposed Transferee”) or sell the following to the Selling Stockholder (if such Proposed Transferee will not agree to purchase Shares directly from such Tagging Stockholder, and in such case the Selling Stockholder shall be obligated to purchase from such Tagging Stockholder the following): a number of Shares up to the product (rounded down to the nearest whole number) of (i) such Tagging Stockholder’s Proportionate Percentage of Shares and (ii) the total number of Shares proposed to be Transferred to the Proposed Transferee(s), at the same price(s) per Share, as the case may be, and upon the same terms and conditions (including time of payment, form of consideration and adjustments to purchase price) as the Selling Stockholder; provided, that Cerberus Stockholders shall not be entitled to be a Tagging Stockholder (and MM Stockholders shall be entitled to be a Selling Stockholder) in a proposed sale of Shares at the direction of Cerberus by an Affiliated Investment Fund of MM in which Cerberus or a Designated Affiliate thereof is an investor.

Section 3.02.     Exercise of Tag-Along Rights; Notices. The Selling Stockholder will give the other Stockholders prior written notice of each Proposed Sale at least 20 days prior to any such Transfer, setting forth the number and type of Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and other material terms and conditions of payment offered by the Proposed

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Transferee (such notice, the “Tag-Along Opportunity Notice”). In the event that any of the material terms or conditions set forth in the Tag-Along Opportunity Notice are thereafter amended in any material respect, the Selling Stockholder shall also give written notice of the amended terms and conditions of the Proposed Sale to the Stockholders (such amended notice, an “Amended Tag-Along Opportunity Notice”) as promptly a s practicable after such amended terms and conditions have been made. In order to exercise the tag-along rights provided by this Article III, the Tagging Stockholder must send a written notice to the Selling Stockholder indicating the desire of the Tagging Stockholder to exercise its rights and specifying the number and type of Shares it desires to sell (the “Tag-Along Exercise Notice”) within ten (10) Business Days following the giving of the Tag-Along Opportunity Notice to the Tagging Stockholder (or if an Amended Tag-Along Opportunity Notice is given to the Tagging Stockholder within such ten (10) Business Day period, within ten (10) Business Days following the giving of such Amended Tag-Along Opportunity Notice). Upon the giving of an Amended Tag-Along Opportunity Notice to the Tagging Stockholder, such Tagging Stockholder shall be permitted to cancel its exercise of its rights under this Article III upon delivery of written notice to the Selling Stockholder to such effect and shall be released from its obligation hereunder.

Section 3.03.     Closing of Proposed Sale. (a) Each Tagging Stockholder shall deliver to the Company, as agent for such Tagging Stockholder, for transfer to the Proposed Transferee one or more certificates, properly endorsed for transfer, which represent the Shares that such Tagging Stockholder is permitted to dispose of pursuant to this Article III. In connection with the consummation of any such Proposed Sale, the Company and the Selling Stockholder (i) shall Transfer to the Proposed Transferee at the closing of such Proposed Sale a stock certificate or certificates representing the Shares to be disposed of by any Tagging Stockholders and (ii) shall promptly thereafter remit to each Tagging Stockholder (x) that portion of the proceeds of the disposition to which such Tagging Stockholder is entitled by reason of such participation and (y) a stock certificate or certificates representing any balance of Shares that were not so disposed of (or all Shares, in the event the proposed disposition is not consummated).

(b)          If any Tagging Stockholder exercises its rights under this Article III, the closing of the purchase of the Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Stockholder’s Shares to the Proposed Transferee. If by the end of sixty (60) days following the date of delivery of the Tag-Along Opportunity Notice (or following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Selling Stockholder, the Tagging Stockholders and the Proposed Transferee have not completed the Proposed Sale, each Tagging Stockholder shall be released from its obligations under this Article III, and the Tag-Along Exercise Notices shall be null and void, and it shall be necessary for the terms of this Article III to be separately complied with in order to consummate such Proposed Sale pursuant to this Article III.

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ARTICLE IV.

VOTING AGREEMENT

Section 4.01.	Directors.

(a)          The Stockholders agree to designate for election to the Board from time to time pursuant to the Registration Rights and Shareholders Agreement (a) the number of individuals designated by the Funds (the “MM Designees” and each a “MM Designee”) equal to the Adjusted MM Designee Number and (b) the number of individuals designated by Cerberus (the “Cerberus Designees” and each a “Cerberus Designee” and together with the MM Designee, the “Stockholder Designees”) equal to the Adjusted Cerberus Designee Number. For the avoidance of doubt, it is understood that as of the date hereof each of the Funds collectively, on the one hand, and Cerberus, on the other hand, shall be entitled to designate three directors and nominate one Independent Director. MM Designees shall be allocated as follows: Fund I shall be entitled to appoint two directors, Fund II shall be entitled to appoint one director and, for so long as the Shares held by Fund III are deemed to be part of the Convertible Shares Voting Power held by MM, Fund III shall be entitled to nominate one Independent Director, provided that nothing in this sentence shall be deemed to limit or otherwise modify Cerberus’s rights hereunder, including without limitation to the extent that any Shares held by Fund III are deemed to be part of the Convertible Shares Voting Power of Cerberus.

(b)          In the event that there is a change in the Convertible Shares Voting Power held by one Stockholder relative to the other, the Stockholders each agree to vote or otherwise give such Stockholder’s consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired) owned by such Stockholder, from time to time, in order to cause the removal from or election to the Board, as appropriate, of such number of (i) MM Designees such that the number of MM Designees that are designated to the Board is equal to the Adjusted MM Designee Number calculated based on such changed relative Convertible Shares Voting Power held by the MM Stockholders, and (ii) Cerberus Designees such that the number of Cerberus Designees that are designated to the Board is equal to the Adjusted Cerberus Designee Number calculated based on such changed relative Convertible Shares Voting Power held by the Cerberus Stockholders in each case rounded to the nearest whole number. In the event that the authorized number of directors on the Board of Directors is insufficient to accommodate the adjustments to the number of MM Designees and Cerberus Designees pursuant to this Section 4.01(b), then the Stockholders each agree to (x) use reasonable efforts (including by voting or otherwise giving such Stockholder’s consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired) owned by such Stockholder) to cause the authorized number of directors on the Board of Directors to be adjusted upwards as appropriate to accommodate the adjustments to the number of MM Designees and Cerberus Designees pursuant to this Section 4.01(b) or (y) (A) to cause the removal from the Board of Directors of such MM Designee or Cerberus Designee as appropriate to reflect as closely as practicable the Convertible Shares Voting Power held by each Stockholder relative to the other, and (B) to fill the vacancy created by such removal with an individual (i) mutually agreed upon by the MM Stockholders and the Cerberus Stockholders. For the avoidance of doubt, to the extent that the Cerberus Stockholders and the MM Stockholders are only entitled to designate one member to the Board pursuant to the Registration Rights and Shareholders Agreement, such director designee shall be (i) mutually

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agreed upon by the Cerberus Stockholders and the MM Stockholders to the extent that neither the MM Adjusted Voting Power Ratio nor the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-2/3% and (ii) by the MM Stockholders or the Cerberus Stockholders, as applicable, to the extent the MM Adjusted Voting Power Ratio or the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-2/3%, respectively. In the event that the sum of the Cerberus Designees and the MM Designees at any time equals an odd number in circumstances in which each Stockholder is entitled to appoint the same number of directors, each Stockholder shall be entitled to appoint an even amount of directors and jointly appoint the odd numbered director. It being further understood that so long as the Convertible Shares Voting Power held by the MM Stockholders or the Cerberus Stockholder, as the case may be, exceeds 5%, then the Stockholders shall use reasonable best efforts to provide that the MM Stockholders or the Cerberus Stockholders, as the case may be, shall have at least one designee to the Board of Directors notwithstanding that the Adjusted MM Designee Number or Adjusted Cerberus Designee Number may be less than one. Nothing herein shall require any Stockholder to take any action that would result in an increase in the appointment of more directors than the Stockholders would be entitled to in the aggregate, under the Registration Rights and Shareholders Agreement.

(c)          From and after the date hereof, each of the Funds and Cerberus agrees to cause its designees to the Board, if any, subject to those designees’ fiduciary duties under applicable law, to vote or otherwise give such Director’s consent to the creation and maintenance of:

(i)           a Board of Directors initially consisting of eleven persons, including (i) the six directors the Investors are entitled to designate pursuant to the Registration Rights and Shareholders Agreement; (ii) three Independent Directors consisting of: (a) for so long as the Shares held by Fund III are deemed to be part of the Convertible Shares Voting Power of MM, one Independent Director to be nominated by Fund III, (b) one Independent Director to be nominated by Cerberus and (c) one Independent Director to be nominated by the other two Independent Directors (the “Independent Director Nominee”); (iii) one designee, of the Cypress Shareholders (as defined in the Registration Rights and Shareholders Agreement) for as long as the Cypress Shareholders are entitled to designate a director pursuant to the terms thereof and (iv) the CEO of the Company (the “CEO Nominee”). Solely for the purpose of electing the Independent Director Nominee and CEO Nominee, and for no other purpose, each of MM and the Funds, as successors in interest to MM, agrees to abstain from any vote or consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired).

(ii)          a Compensation Committee of the Board, consisting of at least three directors, whose composition shall be the same as the Board relative to the percentage of Cerberus Designees and MM Designees on such Board, provided that so long as neither the MM Adjusted Voting Power Ratio nor the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-2/3%, one of whom shall be a MM Designee, if any, one of whom shall be a Cerberus Designee, if any, and one of whom shall be an Independent Director, if any, which Compensation Committee shall approve all grants of stock options or stock awards to employees of the Company, all increases in compensation of officers of the Company and all other employee benefits (including, without limitation, vacation policy, benefit plans, company automobiles and insurance) granted to officers of the

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Company;

(iii)         an Audit Committee of the Board, consisting of at least three directors, whose composition shall be the same as the Board relative to the percentage of Cerberus Designees and MM Designees on such Board, provided that so long as neither the MM Adjusted Voting Power Ratio nor the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-2/3%, one of whom shall be a MM Designee, if any, one of whom shall be a Cerberus Designee, if any, and one of whom shall be an Independent Director, if any, which Audit Committee shall review and approve the financial statements of the Company; and

(iv)         so long as neither the MM Adjusted Voting Power Ratio nor the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-2/3%, any other committee or sub-committee of the Board that may be mutually deemed by MM and Cerberus to be appropriate; provided that such committee or sub-committee consists of at least one MM Designee, if any, and one Cerberus Designee, if any, so long as neither the MM Adjusted Voting Power Ratio nor the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-2/3%.

Section 4.02.     Consultation Regarding Certain Matters to be Voted on by the Board. So long as neither the MM Adjusted Voting Power Ratio nor the Cerberus Adjusted Voting Power Ratio exceeds 66-2/3%, the MM Designees and the Cerberus Designees shall consult with each other, subject to their fiduciary duties under applicable law, prior to voting on the following matters to be voted on by the Board:

(i)           any sale of substantially all the assets of the Company, or any merger or consolidation in which the Company is a constituent party (other than for purposes of redomestication), or any other transaction, in which the stockholders of the Company immediately before the transaction do not hold, immediately after the transaction, more than 50% of the outstanding voting power of the surviving or resulting entity or the Company, as the case may be (any such transaction, a “Change of Control”);

(ii)	any recapitalization of the Company;

(iii)         the creation, or authorization of the creation of, or issuance or obligation to issue any additional shares of Company Equity Securities, or any other equity securities of the Company or securities convertible into equity securities of the Company;

(iv)         any reclassification, recapitalization of, any declaration or payment of dividends (whether in cash, other assets or stock) on, and any purchase or redemption of any shares of Company Capital Stock by the Company, other than (A) purchases by the Company of Company Capital Stock held by the Stockholders, provided that the Company repurchases from each Stockholder such Stockholder’s Proportionate Percentage of the aggregate number of shares repurchased by the Company, and (B) repurchases of securities from former employees, officers, directors, consultants or other persons who performed services for the Company in connection with the cessation of such employment or service at the then-current fair market value thereof (or lower, if

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agreed to by the Company and the applicable third party);

(v)	any filing for bankruptcy, receivership or similar arrangement;

(vi)         any increase or decrease of the authorized number of directors or members of any committee thereof;

(vii)       approval of the annual operating budget of the Company, modification in any material respect any such budget or any action that is or is reasonably likely to be a material variance therefrom;

(viii)      any joint venture or other alliance with an aggregate value in excess of $10,000,000;

(ix)         the hiring or removal of the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer or Chief Actuary (each, an “Executive Officer” and collectively the “Executive Officers”), provided that the Cerberus Designees may vote for the removal of any two of the Executive Officers on one occasion only without prior consultation with the MM Designees;

(x)          any agreement, contract or understanding which involves payment by the Company in excess of $10,000,000;

(xi)         any agreement providing for, or the occurrence of, the acquisition or sale of any asset, or the acquisition of or investment in any equity or debt securities of another Person, for a value of greater than $10,000,000;

(xii)       the incurrence of any new indebtedness for borrowed money in excess of $10,000,000; the prepayment or material modification of any existing indebtedness; or any loan, advance or capital contribution by the Company in an aggregate amount in excess of $10,000,000;

(xiii)      adopting or making a material amendment to any severance or management equity program; or

(xiv)      any matter to be submitted for approval for a vote of the Shares or by the shareholders of the Company.

Section 4.03.     Stockholder Consent. Each Stockholder agrees that it will not vote or otherwise give such Stockholder’s consent in respect of any shares of Company Capital Stock (whether now or hereafter acquired) owned by such Stockholder in favor of any proposal to be voted on by the stockholders of the Company without the prior consent of the other Stockholder (any disagreement as to whether or not to approve and/or consent to any such matter, a “Dispute”), provided however that the provisions of this Section 4.03 shall not apply (i) if either the MM Adjusted Voting Power Ratio or the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-2/3% or (ii) with respect to the incurrence of any indebtedness (other than corporate debt) for borrowed money to maintain the operation of the Company as a going concern.

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Section 4.04.     Babson Capital Management LLC. Cerberus agrees to vote or otherwise give its consent in respect of all shares of Company Capital Stock (whether now or hereafter acquired) owned by Cerberus in whatever manner as shall be reasonably necessary to appoint Babson Capital Management LLC as the Company’s asset manager, provided that the terms of such engagement are on terms substantially no less favorable to the Company than those that the Company would obtain in a comparable arms’-length transaction with a Person not an Affiliate or stockholder (or an Affiliate of such stockholder) of the Company and include provisions for termination (a) for material non-performance, (b) for under-performance (as determined by the Independent Directors), or (c) upon a Change of Control.

ARTICLE V.

THIRD PARTY SALE PROCESS

Section 5.01.	Third Party Sale Process.

(a)          At any time on or after May 7, 2012, so long as the MM Stockholders and the Cerberus Stockholders together own at least 33-1/3% of the Ordinary Shares then outstanding on a Fully Diluted Basis and neither the MM Adjusted Voting Power Ratio nor the Cerberus Adjusted Voting Power Ratio exceeds, individually, 66-23%, each of MM and Cerberus shall have the right to cause the other to use reasonable best efforts to initiate the sale (by merger, consolidation or otherwise) to any Person or group of Persons (a “Third Party”) of (x) 100% of the Ordinary Shares then outstanding on a Fully-Diluted Basis or (y) all or substantially all of the assets of the Company and its subsidiaries taken as a whole (each such transaction a “Third Party Sale”). Any Third Party Sale process will be conducted by the Independent Directors who shall have the power to negotiate and consummate such Third Party Sale. If and to the extent either MM or Cerberus wishes to initiate a Third Party Sale, then each of MM and Cerberus hereby agrees that such Stockholder will (A) vote or otherwise give such Stockholder’s consent in favor of such Third Party Sale, if approved by the Independent Directors (B) Transfer to such Third Party, subject to the other provisions of this Article V, on the terms of the Third Party Sale so accepted by the Independent Directors, including time of payment, form and choice of consideration and adjustments to purchase price, the number of shares of Company Capital Stock equal to such Stockholder’s Proportionate Percentage of Ordinary Shares on a Fully-Diluted Basis to which the Third Party Sale is applicable, if any, and (C) cooperate with the reasonable requests of the Independent Directors in connection with the Third Party Sale. Nothing herein shall preclude MM or Cerberus from participating in the Third Party Sale as a potential purchaser of the Company.

(b)          Exercise of Third Party Sale Rights; Notices; Certain Conditions of Third Party Sales.

(i)           The Independent Directors will give notice (the “Sale Notice”) to the Stockholders of any proposed Third Party Sale within five (5) Business Days after their acceptance thereof and, in any event, not less than Twenty (20) Business Days prior to the proposed closing date thereof. The Sale Notice will set forth the name of the proposed transferee or acquiring Person, the proposed amount and form of consideration, the number and type of shares of Company Capital Stock sought and the other terms and

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conditions of the offer.

(ii)          If any holders of Company Capital Stock are given an option as to the timing, form and amount of consideration to be received, all holders of such class of Company Capital Stock shall be given the same option. Each Stockholder (x) shall agree to those covenants required for all stockholders in connection with the Third Party Sale, (y) shall be obligated to join on a pro rata basis (based on the proceeds received by each such Stockholder in connection with the Third Party Sale) in any indemnification that the Independent Directors agree should be provided in connection with the Third Party Sale (other than in connection with obligations that relate to a particular Stockholder such as representations and warranties concerning itself for which each Stockholder shall agree to be solely responsible) and (z) shall make customary representations and warranties concerning itself and the shares of Company Capital Stock to be sold by it in connection with such Third Party Sale.

(iii)         Each Stockholder will be responsible for funding its proportionate share of any adjustment in purchase price or escrow arrangements in connection with the Third Party Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Third Party Sale.

(iv)         Each Stockholder will be responsible for its proportionate share of the fees and expenses of the Third Party Sale to the extent not paid or reimbursed by the Company, the Third Party or another Person. The Independent Directors shall be entitled to estimate each Stockholder’s proportionate share of such fees and expenses and to withhold such amounts from payments to be made to each Stockholder at the time of closing of the Third Party Sale; provided that (i) such estimate shall not preclude the Independent Directors from recovering additional amounts from the Stockholders in respect of each Stockholder’s Proportionate Percentage of such fees and expenses and (ii) the Independent Directors shall reimburse, from the proceeds of the Third Party Sale, each Stockholder to the extent actual amounts are ultimately less than the estimated amounts or any such amounts are paid by the Company, the Third Party or another Person.

(c)          Closing of Third Party Sale. At the closing of such Third Party Sale, each of the Stockholders shall deliver certificates evidencing the Company Capital Stock then held by it and to be sold or cancelled in connection with such sale, duly endorsed for transfer or accompanied by stock powers executed in blank, against payment of the purchase price therefor by wire transfer to the account or accounts specified by such Stockholder.

Section 5.02.     Custody Agreement and Power of Attorney. Upon receiving a Sale Notice, each Stockholder will, if requested by the Independent Directors, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Independent Directors with respect to the shares of Company Capital Stock that are to be sold by each Stockholder pursuant hereto (a “Custody Agreement and POA”). The Custody Agreement and POA will provide, among other things, that each such Stockholder will deliver to

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and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Company Capital Stock (each duly endorsed in blank by the registered owned or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as its agent and attorney-in-fact with full power and authority to act under the Custody Agreement and POA on its behalf with respect to (and subject to the terms and conditions of) the matters specified in this Article V.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.01.     Representations and Warranties by the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the other Stockholders as follows:

(a)          The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of applicable law, any order of any court or other agency of government, the certificate or articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational documents of such Stockholder or any provision of any indenture, agreement or other instrument to which such Stockholder or any of such Stockholder’s properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

(b)          This Agreement has been duly executed and delivered by such Stockholder, and, when executed by the other parties hereto, will constitute the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

ARTICLE VII.

MISCELLANEOUS

Section 7.01.     Resolution of Disputes. The MM Stockholders and the Cerberus Stockholders agree to attempt to resolve in good faith any Dispute arising under Section 4.03 that detrimentally affects or could reasonably be expected to detrimentally affect the conduct of the business of the Company. If such Dispute remains unresolved for 20 Business Days, MM and Cerberus shall proceed to have the Dispute resolved by the Chief Executive Officer, Chief Investment Officer or Chief Financial Officer of MM, on the one hand, and the Chief Executive Officer, Chief Operating Officer, Chief Accounting Officer or Head of Private Equity of Cerberus, on the other hand. Such Dispute resolution effort shall involve at least one in person meeting and shall continue for up to 10 Business Days. If such Dispute resolution effort fails, any of MM or Cerberus may provide written notice (the “Dispute Notice”) to the other that it elects to submit the Dispute to a non-binding mediation process conducted by a mediator to be selected jointly by MM and Cerberus (the “Dispute Mediator”). Each Stockholder agrees to use its commercially reasonable efforts to cooperate in the selection of the Dispute Mediator and to cooperate with the Dispute Mediator in seeking to cause the Dispute Mediator to resolve such

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Dispute no later than 30 Business Days after selection of the Dispute Mediator. Upon the earlier to occur of (a) delivery by MM or Cerberus of two Dispute Notices each relating to disputes over matters set forth in Section 4 of the Certificate of Designations, or (b) delivery by MM and Cerberus of three Dispute Notices in the aggregate, either of MM or Cerberus (the “Initiating Stockholder”) may elect to deliver to the other Stockholders (the Cerberus Stockholders or the MM Stockholders, as the case may be) a written notice (the “Dutch Auction Notice”) containing an irrevocable offer to sell all Company Capital Stock held by the Initiating Stockholder at a purchase price and on the terms and conditions contained in the Dutch Auction Notice. The offeree Stockholders shall be required within 30 Business Days to either (x) purchase all the Company Capital Stock of the Initiating Stockholder at the purchase price and on the terms and conditions contained in the Dutch Auction Notice, or (y) sell all Company Capital Stock held by the offeree Stockholders to the Initiating Stockholder at the purchase price and on the terms and conditions contained in the Dutch Auction Notice. In the event that the offeree Stockholders elects to sell all Company Capital Stock held by them to the Initiating Stockholder pursuant to this Section 7.01, the Initiating Stockholder shall be obligated to purchase all such Company Capital Stock at the purchase price and on the terms and conditions contained in the Dutch Auction Notice. During and after any period in which a Dutch Auction Notice is outstanding, neither MM Stockholders nor Cerberus Stockholder shall assert any claims against the others, except with respect to the Dutch Auction Notice.

Section 7.02.     Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

Section 7.03.     Benefits of Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly permitted hereby, each party’s rights and obligations under this Agreement shall not be subject to assignment or delegation by any party hereto, and any attempted assignment or delegation in violation hereof shall be null and void ab initio.

Section 7.04.     Termination of this Agreement. This Agreement shall terminate upon the first to occur of the Transfer by either the MM Stockholders or the Cerberus Stockholders of all the Shares held by such Party, as the case may be, in (i) a Public Offering, (ii) an Unregistered Public Transfer in compliance with Section 2.04, (iii) a Transfer made pursuant to Section 2.03 or Section 3.01, (iv) a Change of Control or Third Party Sale or (v) pursuant to Section 7.01.

Section 7.05.     Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally

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delivered, (ii) one (1) Business Day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (EST) on any Business Day or on any day other than a Business Day or (iv) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to MM, to:

MassMutual Financial Group
1295 State Street
Springfield, MA 01111
Fax: (413) 744-6350
Attention: Larry N. Port

and

Babson Capital Management LLC
1500 Main Street, Suite 22
Springfield, MA 01111
Fax: (413) 226-2064
Attention: Rodney J. Dillman, Esq.

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Fax: (212) 596-9090
Attention: Othon A. Prounis, Esq.

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if to Cerberus, to:

SRGL Acquisition, LDC
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
Fax: (212) 891-1540
Attention: Christopher Brody

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 593-5955
Attention: Marc Weingarten, Esq.

if to either Fund I or Fund II, to:

MassMutual Financial Group
1295 State Street
Springfield, MA 01111
Fax: (413) 744-6350
Attention: Larry N. Port

and

Babson Capital Management LLC
1500 Main Street, Suite 22
Springfield, MA 01111
Fax: (413) 226-2064
Attention: Rodney J. Dillman, Esq.

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Fax: (212) 596-9090
Attention: Othon A. Prounis, Esq.

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if to Fund III, to:

MassMutual Financial Group
1295 State Street
Springfield, MA 01111
Fax: (413) 744-6350
Attention: Larry N. Port

and

Babson Capital Management LLC
1500 Main Street, Suite 22
Springfield, MA 01111
Fax: (413) 226-2064
Attention: Rodney J. Dillman, Esq.

and

SRGL Acquisition, LDC
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
Fax: (212) 891-1540
Attention: Christopher Brody

with copies to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Fax: (212) 596-9090 Attention: Othon A. Prounis, Esq.

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 593-5955
Attention: Marc Weingarten, Esq.

Section 7.06.     Entire Agreement; Modification. This Agreement and the Registration Rights and Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and

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understandings, both oral and written, among any of the parties hereto with respect to the subject matter hereof. No party is relying upon any statement, representation or promise made by or on behalf of another party except as expressly set forth herein. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and each of the Stockholders; provided, that Permitted Transferees may be added as parties to this Agreement in accordance with Section 2.02. Except as otherwise provided herein, any waiver of any provision of this Agreement must be in a writing signed by the party against whom enforcement of such waiver is sought.

Section 7.07.     Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Agreement contained by or on behalf of any party shall bind its successors and its Permitted Transferees to whom Shares are Transferred in accordance with the terms of this Agreement.

Section 7.08.     Counterparts. This Agreement may be executed in any number of counterparts (including signature by telecopier), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 7.09.     Changes in Ordinary Shares. If, and as often as, there are any changes in Ordinary Shares by way of stock split, reverse stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Ordinary Shares as so changed.

Section 7.10.     Governing Law. This Agreement, the rights of the parties and all actions, claims or suits arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 7.11.	Jurisdiction; Venue; Service of Process.

(a)          Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in New York County in the State of New York for the purpose of any action, claims or suit between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, claim or suit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, claim or suit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, or improper venue should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby

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agrees not to commence any such action, claim or suit other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any action, claim or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)          Service of Process. Each party hereby (a) consents to service of process in any action, claim or suit between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.05, will constitute good and valid service of process in any such action, claim or suit and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action, claim or suit that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

Section 7.12.     Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 7.13.     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, AND THAT SUCH ACTION WILL INSTEAD BE TRIED BY A JUDGE SITTING WITHOUT A JURY.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement as of the date first above written.

CERBERUS:	SRGL ACQUISITION, LDC

	By:	SRGL Dir Co., Ltd., its Director
By:
Name: Stephen Feinberg
Title: Director

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement as of the date first above written.

MM:	MASSMUTUAL CAPITAL PARTNERS LLC
By:
Name:
Title:

THE FUNDS:	BENTON STREET PARTNERS I, L.P.
	By:	Benton Street Advisors, Inc.
Its General Partner
By:
Name:
Title:
BENTON STREET PARTNERS II, L.P.
	By:	Benton Street Advisors, Inc.
Its General Partner
By:
Name:
Title:
BENTON STREET PARTNERS III, L.P.
	By:	Benton Street Advisors, Inc.
Its General Partner
By:
Name:
Title:

EXHIBIT A

INSTRUMENT OF ACCESSION

The undersigned, _______________, as a condition precedent to becoming the owner or holder of record of ___ ( ) shares of convertible cumulative participating preferred shares of the Company, par value $.01 per share and liquidation preference of $600 per share, of Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (“Company”), hereby agrees to become a stockholder, party to and bound by that certain Investors Agreement, dated as of May 7, 2007, by and among certain stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of said Investors Agreement immediately upon execution and delivery to the other parties to the Investors Agreement of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned as of the date below written.

[For Entities]

By:
Name:
Title:

[For Individuals]

Name:

Address:

Date:

Signature Page to Stockholders Agreement